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                                                                     Exhibit 2.1


                            SHARE PURCHASE AGREEMENT

                                 BY AND BETWEEN

                          EUROPEAN DIGITAL PARTNERS LTD

                                    FOUNDERS

                                QINO FLAGSHIP LTD

                   ALPHA VENTURE CAPITAL FUND MANAGEMENT S.A.

                                   AND OTHERS

                                       AND

                             SIGNALSOFT CORPORATION
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                            SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT is made and entered into on 25 May 2001 by and between

(1) The persons set out in Schedule A, hereinafter jointly referred to as "Founders";

(2) European Digital Partners Ltd, a company duly incorporated and organised under the laws of Island of Jersey, having its principal place of business at St. Pauls Gate, New Street, St. Helier, Jersey, JE4 8ZB, hereinafter referred to as "EDP";

(3) Qino Flagship Ltd, a company duly incorporated and organised under the laws of St. Vincent, having its principal place of business at Trust House, 112 Bonadie Street, Kingstown, St. Vincent, hereinafter referred to as "Qino";

(4) Alpha Venture Capital Fund Management S.A., a company duly incorporated and organised under the laws of Luxembourg, having its principal place of business at 12, rue Guillaume Schneider, L-2522 Luxembourg, Luxembourg, hereinafter referred to as "Alpha";

(5) The persons and entities, duly incorporated and organised under their respective laws, set out in Schedule B hereinafter jointly referred to as "Other Shareholders";

         on the one side, and,

(6) SignalSoft Corporation, a Delaware corporation, having its principal place of business at 1495 Canyon Boulevard, Boulder, CO 80302 USA, hereinafter referred to as the "Purchaser", on the other side.

         The parties under (1) - (5) above are hereinafter jointly referred to as the "Sellers" or individually a "Seller".

         The Parties under (2) - (4) above are hereinafter jointly referred to as the "Financial Shareholders" or individually a "Financial Shareholder".

WHEREAS;

A. The Sellers are the holders of not less than 90.1 per cent of the issued and outstanding shares, each having a par value of SEK 0.1, in mobilePosition AB, registration number 556574-9214, a company duly incorporated and organised under the laws of Sweden, hereinafter referred to as the "Shares" and the "Company", respectively.

B.       The Shares are held by the Sellers as set out in Schedule C.


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C.       The Company is engaged in the business of developing location based applications and technical solutions for location positioning services, hereinafter referred to as the "Business".

D. The Sellers are desirous of selling to the Purchaser and the Purchaser is desirous of purchasing from the Sellers, subject to the terms and conditions contained herein, all of the Shares;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings set forth herein and in the Schedules hereto, the parties agree as follows:

1.       DEFINITIONS

         In this Agreement, the following terms and expressions shall have the following meanings and the terms and expressions defined elsewhere in other sections of this Agreement shall have the meaning ascribed to them herein:

         "Accounting Principles"           means the accounting principles
                                           consistently applied by the Company
                                           and in accordance with applicable law
                                           and generally accepted accounting
                                           principles in Sweden (Sw. god
                                           redovisningssed);

         "Accounts"                        means (i) the audited
                                           consolidated balance sheet and
                                           the audited profit and loss
                                           account of the Company for the
                                           financial year ended June 30,
                                           2000, (ii) the consolidated
                                           balance sheet and profit and
                                           loss account of the Company as
                                           of March 31, 2001, (iii) the
                                           consolidated balance sheet and
                                           profit and loss account of the
                                           Company as of May 22, 2001, and
                                           (iv) the balance sheet and
                                           profit and loss account of each
                                           Subsidiary as of May 22, 2001,
                                           all prepared in accordance with
                                           the Accounting Principles;

              "Agreement"                  means this Share Transfer Agreement,
                                           all schedules and exhibits attached
                                           hereto and documents delivered
                                           pursuant hereto, each of which
                                           constitutes an integral part of this
                                           Agreement;

              "Business"                   shall have the meaning set out in the
                                           introductory paragraph (C) above;

              "Closing"                   means the consummation and completion
                                          of the sale and purchase of the Shares
                                          at the Closing Date in accordance with
                                          the provisions of Section 5 hereof;


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              "Closing Balance Sheet      means May 22, 2001;
              Date"

              "Closing Date"              means May 25, 2001, or such other date
                                          as the Parties may agree in writing;

              "Company"                   means mobilePosition AB, registration
                                          number 556574-9214, a company
                                          incorporated in Sweden and having its
                                          registered office at Danmarksgatan 52,
                                          164 40 Kista;

              "Company's Payables"        means the Company's debts to the
                                          Sellers and the Sellers Group listed
                                          in Schedule 1.1;

              "Consideration Shares"      shall have the meaning set out in
                                          Section 3.1;

              "Directors"                 means the board members, deputy board
                                          members and managing directors on the
                                          date hereof of the Company;

              "Escrow Account"            means the escrow account established
                                          with the Escrow Agent pursuant to the
                                          Escrow Agreement as set forth in
                                          Schedule 4(f);

              "Escrow Agent"              means Bank One Trust Company N.A.;

              "Escrow Agreement"          means the escrow agreement to be
                                          entered into as of the Closing Date
                                          between the Sellers, the Purchaser and
                                          the Escrow Agent as set out in
                                          Schedule 4 (f);

              "Escrow Shares"             means the Consideration Shares
                                          described in Section 4;

              "Financial Shareholder/s"   shall have the meaning set out in the
                                          introductory paragraph above;

              "Financial Shareholders'    shall mean the knowledge, information,
               Knowledge"                 belief or awareness awareness which
                                          the representatives of the Financial
                                          Shareholders on the board of
                                          directors of the Company
                                          (namely, Erik Fallstrom for EDP,
                                          Gerhald B. Horhan for Qino and
                                          Johann G. Johannson for Alpha)
                                          actually have or would have at
                                          Closing having reviewed their
                                          files and having made inquiries
                                          in accordance with their
                                          obligations under the Swedish
                                          Companies Act as Directors of
                                          the Company;


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              "Founders"                  shall have the meaning set out in the
                                          introductory paragraph above;

              "Intellectual Property"     means, whether registered or not,
                                          trade secrets, patents, trade marks,
                                          copyrights (including rights in
                                          computer software), source
                                          codes, rights in designs, trade
                                          and business names, database
                                          rights, domain names and all
                                          other intellectual property or
                                          other rights or forms of
                                          protection of a similar nature
                                          (including rights under licenses
                                          and consents in relation to any
                                          of the foregoing), and all
                                          registrations, applications to
                                          register and rights to apply for
                                          registrations for any of the
                                          foregoing in any country;

              "Key Management"            means Founders and Johan Othelius,
                                          Paul Birrell, Christopher Kingdon,
                                          Hans Bystrom and Mats Cedervall;

              "Know-How"                  means all designs, manufacturing and
                                          production data, specifications,
                                          procedures, customer lists, formulae
                                          and other technical and marketing
                                          information which are used in the
                                          Business by the Company;

              "Loss/es"                   means any claims, losses,
                                          damages, liabilities and
                                          expenses incurred by the
                                          Purchaser and/or the Company
                                          (including, without limitation,
                                          settlement costs and any
                                          reasonable legal, accounting and
                                          other expenses for investigation
                                          or defending any actions or
                                          threatened actions) for which
                                          recovery is able to be sought
                                          from the Sellers pursuant to the
                                          terms of this Agreement;

              "Market Value"              shall equal the average of the closing
                                          prices for shares of the Purchaser's
                                          Common Stock, as adjusted to reflect
                                          any stock splits, stock dividends,
                                          stock combinations, reclassifications
                                          or recapitalizations after the
                                          Closing Date, on NASDAQ for the thirty
                                          (30) consecutive trading days ending
                                          two (2) trading days prior to the
                                          relevant date;

              "Material Agreements"       means each agreement and other
                                          undertaking by or to the Company,
                                          which is material to its Business;

              "Party"                     means either any of the Sellers or the
                                          Purchaser;

              "Parties"                   means the Sellers and the Purchaser;


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              "Purchaser's Common         has the meaning set forth in Section
               Stock"                     12;

              "Real Property"             means any real property owned or
                                          leased by the Company and listed in
                                          Schedule 6.9.1;

              "Other Shareholders"        shall have the meaning set out in the
                                          introductory paragraph above;

              "Seller/s"                  shall have the meaning set out in the
                                          introductory paragraph above;

              "Sellers Group"             means the subsidiaries of the Sellers,
                                          the shareholders of the Sellers and
                                          the subsidiaries of such shareholders
                                          (other than the Company);

              "Seller's Representative"   shall mean Thomas Ekerborn for the
                                          Founders, Torbjorn Hultsberg for the
                                          Financial Shareholders and Niclas
                                          Johansson for the Other Shareholders;

              "Shares"                    means all issued and outstanding
                                          shares of the Company;

              "Subsidiaries"              means mobilePosition Incentive AB,
                                          registration number 556590-3746, a
                                          company incorporated in Sweden, and
                                          mobilePosition (UK) Ltd, company
                                          number 4054463, a company incorporated
                                          in England, and "Subsidiary" means any
                                          of them;

              "Taxes" means all direct and indirect taxes and charges, social security fees, fees, duties and other assessments (including, but not limited to, any income tax (whether actual or deemed), sales tax, use tax, transfer tax, transaction tax, investment tax, capital tax, real property tax, gift tax, value added tax, withholding tax, employment tax, asset holding tax or registration tax and deferred taxes) wherever arising, together with any interest, penalties, residual tax charges or addition to tax;

              "Warrants"                  means all outstanding warrants to
                                          subscribe for new shares in the
                                          Company.


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2.                SALE AND PURCHASE OF SHARES

2.1 Each of the Sellers agrees to sell all of its shares in the Company to the Purchaser and the Purchaser agrees to purchase from each of the Sellers on the Closing Date the shares (and all of the Sellers' respective rights therein) set out opposite the respective Seller's name in Schedule C, free and clear of any preferential rights, pledges, liens, security interests, claims, charges and encumbrances of any type whatsoever, upon the terms and subject to the conditions, and in reliance on the representations, warranties and covenants as set forth in this Agreement.

2.2 The consummation of the purchase and sale of the Shares will transfer to the Purchaser the Company as a going concern with all of the assets, properties and rights owned, licensed or leased by the Company of every type and description, and used in the operation and conduct of the Business as of the Closing Date.

2.3 Except as otherwise provided for herein, the obligations of each of the Founders, the Financial Shareholders and the Other Shareholders under this Agreement shall be fulfilled as follows:

                  (a) the Founders shall be jointly and severally liable for their obligations;

                  (b) the Financial Shareholders shall be jointly and severally liable for their obligations; and

                  (c) the Other Shareholders shall be severally liable for their obligations.

2.4 The Sellers hereby waive all rights of pre-emption over the Shares.


3.                PURCHASE PRICE AND CONSIDERATION

3.1 In consideration of the sale of the Sellers' shares in the Company to the Purchaser and the covenants and agreements made by the Sellers herein and subject to the terms and conditions of this Agreement, the Purchaser shall issue to the Sellers and each Seller shall subscribe for unregistered shares of Purchaser's Common Stock, hereinafter referred to as the "Consideration Shares", in the number and to each Seller as set out in Schedule 3.1. In addition to Consideration Shares, the Founders will receive the cash amounts set out in Schedule 3.1.

3.2 The Consideration Shares shall be duly and validly issued, fully paid and non assessable and issued in accordance with all applicable legal requirements.


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4.            ESCROW

4.1 As security for any and all claims in relation to the representations, warranties and covenants contained in this Agreement, ten per cent (10%) of the Consideration Shares, being a total of 133,110 shares of Purchaser's Common Stock (the "Escrow Shares") shall be deposited with the Escrow Agent as set forth in the Escrow Agreement, which shall be entered into at the Closing Date, and in accordance with the provisions of Section 8.3 hereof.

4.2 In addition, in the event Sellers deliver at least 90.1% of the issued and outstanding Shares, but less than all of the issued and outstanding Shares, at Closing, as partial security for any and all claims in relation to Sellers' liability pursuant to Section 9.2 below, an additional one percent (1%) of the Consideration Shares, being a total of 13,310 shares of the Purchaser's Common Stock shall be deposited with the Escrow Agent as set forth in the Escrow Agreement, which shall be entered into at the Closing Date, and in accordance with the provisions of Section 8.3 hereof.


5.                CLOSING

5.1.1 The obligation of the Purchaser to consummate the purchase of the Shares is subject to the due and satisfactory fulfilment of all of the Sellers' obligations to (i) transfer at least 90.1% of the issued and outstanding shares of the Company to the Purchaser and (ii) deliver all Warrants duly endorsed in favour of the Purchaser, all free and clear of any preferential rights, pledges, liens, security interests, claims, charges and encumbrances of any type whatsoever, at Closing.

5.1.2 The obligation of the Sellers to consummate the sale and purchase of the Shares is subject to the due and satisfactory fulfilment of the Purchaser's obligation to issue the Consideration Shares to the Sellers, free and clear of any preferential rights, pledges, liens, security interests, claims, charges and encumbrances of any type whatsoever, other than transfer restrictions under applicable securities laws and restrictions contained in the Escrow Agreement or as otherwise provided in this Agreement, at Closing.

5.2 The Closing shall take place on the Closing Date at the offices of Advokatfirman Vinge in Stockholm. On the Closing Date the Parties shall, unless waived by the Sellers on the one side and by the Purchaser on the other side (in each case in writing), do or procure to be done the following:

                  (a) the Sellers shall procure duly executed transfers in favour of the Purchaser or its nominee and shall deliver such duly executed transfers to the Purchaser and to each Seller's VP account operating institute (Sw. kontoforande institut) together with instructions to such institute to immediately effectuate the transfer of all Shares, free and clear of all preferential rights, liens, security interests, claims,

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                           charges and encumbrances of any type whatsoever, to a
                           VP account in the Swedish VPC System designated by the Purchaser;

                  (b) the Sellers shall deliver to the Purchaser all certificates evidencing the Warrants duly endorsed in favour of the Purchaser, free and clear of all preferential rights, liens, security interests, claims, charges and encumbrances of any type whatsoever;

                  (c) to the extent required by the Purchaser, the Sellers shall procure that any and all Directors of the Company and the Subsidiaries resign from such position and deliver to the Purchaser a certificate from each such resigning Director stating that he or she does not have any claims against the Company, Subsidiaries or the Purchaser;

                  (d) the Sellers shall deliver general powers of attorneys duly and validly issued in favour of persons appointed by the Purchaser, which individuals shall have unlimited authority to represent the Company in all matters until a new Board of Directors has been officially registered;

                  (e) to the extent required by the Purchaser, the Sellers shall procure that the auditors of the Company resign from such position;

                  (f) an Escrow Agreement between the Escrow Bank, the Purchaser and the Sellers as set out in Schedule 4(f) shall be executed;

                  (g) delivery of a duly executed registration rights agreement in the form attached hereto as Schedule 4(g).

                  On the Closing, the Purchaser shall:

                  (a) issue the Consideration Shares and deliver to the Sellers duly executed stock certificates in the relevant Seller's name in the amounts reflected on
                           Schedule 3.1 hereto for delivery as soon as practicable following Closing to the Sellers' Representatives who are irrevocably authorized to receive the same and whose receipt shall be an effective discharge of the Purchaser's obligations under this paragraph; and

                  (b) deliver to each Seller's Representative a copy of the minutes and resolutions (certified by a director or secretary of the Purchaser as true and correct) of the Purchaser authorising the execution and performance by the Purchaser of its obligations under this Agreement and each of the other documents to be executed by the Purchaser hereunder together with a facsimile copy of a transfer


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                           journal or similar documentation from the Purchaser's
                           transfer agent confirming issuance of the Consideration Shares in accordance with this Agreement.

6.                REPRESENTATIONS AND WARRANTIES OF THE SELLERS

                  Each of the following shareholder groups, in the manner presented below, warrant and represent to the Purchaser that each of the following warranties and representations is true, accurate, complete and not misleading as made by each shareholder group at the Closing Date (unless otherwise stated herein or in the Disclosure Letter, a copy of which is attached hereto as Schedule 6). The Founders make each representation and warranty jointly and severally, the Financial Shareholders make each representation and warranty jointly and severally, and the Other Shareholders make each representation and warranty severally and not jointly.

6.1               Existence and Corporate Authority

6.1.1 The Company and the Subsidiaries are duly organised and validly existing under the laws of the jurisdiction of their respective incorporations and have full corporate power and all necessary licences, permits and authorisations to carry on the Business as now conducted and to own, lease and operate the assets and properties used and necessary to use in connection therewith.

6.1.2 Except as set out in the Disclosure Letter, the Subsidiaries have not carried out any business since their respective incorporation date or entered into any agreements or arrangements of any kind whatsoever.

6.2               Capitalisation and Title

6.2.1 The schedule of share capital of the Company and the Subsidiaries, listed in Schedule 6.2.1, is correct and complete. The Shares constitute all of the issued shares in capital stock of the Company and are legally and validly issued and paid in full and non-assessable.

6.2.2 Except as set forth in the Disclosure Letter, there are no outstanding subscriptions, options (including, but not limited to, call options granted by any of the Sellers), warrants, stock appreciation rights, phantom stock rights, preferential rights, encumbrances or similar rights relating to the Shares or the shares of the Subsidiaries and no securities giving a right to conversion into, or any agreement or arrangement which accords to any person the right to acquire, shares in the Company or the Subsidiaries. Any outstanding call option issued by the Founders will not result in any costs, liabilities or obligations for the Company. The Loan Agreements between the Financial Shareholders and the Company dated April 17, 2001, and any other undertakings made in relation hereto do not constitute any obligations for the Company to issue any warrants, convertibles or any other securities.


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6.2.3             Each Seller lawfully owns and has good and marketable title to the Shares as set forth in Schedule 6.2.1 and the Company owns and has good and marketable title to all shares of the Subsidiaries, in each case free and clear of all liens, charges and encumbrances of any type whatsoever and there exists no agreement to create any encumbrance, charge or lien over any such shares. Upon the delivery by each Seller of the Shares owned by him or it, the Purchaser will acquire good and marketable title to the Shares free of any and all liens, charges and encumbrances of any type whatsoever.

6.2.4 Neither the Company nor the Subsidiaries have been rendered any conditional contribution by the Sellers or any other person, which is outstanding at the date hereof.

6.2.5 The execution, delivery or performance of this Agreement by the Sellers will not:

                  (a) result in a breach of the articles of association, bylaws and other corporate documents of the Company or the Subsidiaries;

                  (b) result in a breach or constitute a default (or except as set forth in the Disclosure Letter, give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any instrument to which the Company or any of the Subsidiaries or the Sellers or the Sellers Groups is a party or to which it or any of its properties or assets might be bound (under change of control provisions or otherwise);

                  (c) result in a breach of any law or any order, judgement or decree of any court or governmental agency to which the Company or any of the Subsidiaries is a party;

                  (d) require the consent of any third party or governmental authority or agency.

6.3               Records

6.3.1 Those copies of articles of association and extracts from the relevant trade registers, which are attached as Schedule 6.3.1, are true, accurate, up-to-date and complete, and reflect the present corporate status of the Company and the Subsidiaries.

6.3.2 All constitutional documentation of the Company and the Subsidiaries required by law, such as, but not limited to, shareholders' register, minutes of board of directors' meetings and general meetings, annual reports, permits and licenses, exist and are kept in an organised fashion and are true, accurate, up-to date and complete (the shareholders' register shall be true, accurate, up-to date and complete as regards each Seller's shareholding in the Company) and all registrations and applications relating thereto have been fulfilled, and all applicable fees have been paid. Except as set forth in the Disclosure Letter, there are no


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                  registrations pending with the relevant authorities in the respective jurisdiction concerning changes filed but not registered.

6.4               Accounts

6.4.1 Attached hereto as Schedule 6.4.1 are the Accounts. The Accounts have been prepared in accordance with the Accounting Principles and give a true and fair view of the financial position and results of the operations of the Company and the Subsidiaries as of June 30, 2000, March 31, 2001, and the Closing Balance Sheet Date, respectively, and have been prepared from and in accordance with the books and records of the Company and the Subsidiaries.

6.4.2 The accounting records of the Company and the Subsidiaries are up-to-date and contain in all material respects all matters required by law and the Accounting Principles to be entered therein.

6.4.3 The Company and the Subsidiaries do not as of the Closing Balance Sheet Date have any obligations, commitments or liabilities, liquidated or unliquidated, contingent or otherwise, whether for taxes or otherwise, arising out of events which occurred prior to the Closing Balance Sheet Date, which are required by the Accounting Principles to be set forth or reflected in a balance sheet prepared in accordance therewith and which are not shown or provided for in the Accounts as of the Closing Balance Sheet Date.

6.5               Loans and other financial facilities

6.5.1 Summaries of all loans and other financial facilities available to the Company and copies of any documents relating thereto are contained in Schedule 6.5.1. Any obligations in relation to the Loan Agreements between the Financial Shareholders and the Company dated April 17, 2001, have been settled and will not result in any costs, liabilities or obligations for the Company of any type whatsoever.

6.5.2 Except as set forth in the Disclosure Letter, there exists no event which gives, or after notice or lapse of time, or both, would give any third party the right to call for repayment from the Company prior to normal maturity of any loan or other financial facility.

6.6               Dividends and Loans

6.6.1 The Company has not since the Closing Balance Sheet Date declared or paid any dividend, group contribution or made any other distribution (including but not limited to repayment of conditional contributions) to the Sellers or any other person.

6.6.2 The Company has not made any payment to its shareholders or any other person in contravention with the Swedish Companies Act.


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6.6.3             Except as set forth in the Disclosure Letter, the Company has not granted loans or furnished securities in contravention with the Swedish Companies Act.

6.7               Title to Property and Assets

6.7.1 The Company has full and exclusive title to or right to use all of the properties and assets, tangible and intangible, used in the Business, and such properties and assets are not the subject of any restrictions or preferential rights of whatever nature.

6.7.2 Except as set forth in the Disclosure Letter, the Company is the owner of each of the properties and assets, tangible and intangible, that is reflected in the Accounts as of the Closing Balance Sheet Date, plus any properties and assets, tangible and intangible, acquired since the Closing Balance Sheet Date, and less any properties and assets, tangible and intangible, disposed of since that date in accordance with
                  Section 6.10.1, and has good and marketable title to all of such properties and assets, tangible and intangible, free and clear of any lien or other encumbrance (other than retention of title clauses in respect of assets acquired in its ordinary course of business).

6.7.3 The Company owns or leases all properties and assets, tangible and intangible, necessary for it to carry on the Business as presently conducted, and such properties and assets, tangible and intangible, are, taken as a whole, in good operating condition, ordinary wear and tear excepted.

6.8               Accounts Receivables and Liquid Assets

6.8.1 All of the accounts receivable of the Company have arisen in the ordinary course of business.

6.8.2 Provisions for bad debts have been made in accordance with consistently applied practices throughout the years in the Company.

6.8.3 Except as set forth in the Disclosure Letter, all liquid assets of the Company such as, but not limited to, bank accounts and cash, are available free and clear of any restriction or condition.

6.9               Leased Premises and Real Property

6.9.1 Schedule 6.9.1 contains a complete and accurate list of all premises leased by the Company. All lease agreements are attached as Schedule 6.12.1.


6.9.2 All premises are being leased by the Company under valid and enforceable leases,, subject only to such encumbrances which may arise under law, and there exists no default, or event

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                  which after notice or lapse of time, or both, would constitute a default by any party under any lease agreement.

6.9.3 The Company and the Subsidiaries do not own, and have not ever owned, any Real Property.

6.9.4 There are no circumstances existing which prevent (or which could, with the passage of time, prevent) the Company from using the Real Property in the manner used by the Company in order to carry on its Business.

6.9.5 There are no orders and regulations which affect the current use and occupation of the Real Property.

6.10              Absence of Certain Changes or Events

6.10.1 Except as set forth in the Disclosure Letter, there has not occurred or arisen, since March 31, 2001 with respect to the Company

                  (i) any significant adverse change in the financial condition or in the assets or operations of the Business of the Company; or

                  (ii) any obligations, commitments or liabilities contingent or otherwise, whether for taxes or otherwise, except obligations, commitments and liabilities arising in the ordinary course of business; or

                  (iii) any amendments to or termination of, or any agreement to amend or terminate any of the customer agreements of the Company; or

                  (iv) any extraordinary event or any extraordinary loss suffered or any waiver of any debts, claims, or rights of substantial value which singly or in the aggregate has an adverse effect on the financial condition or the operation of the business of the Company; or

                  (v) any material damage, destruction, or loss or any other event or condition, whether covered by insurance or not, affecting the property or business of the Company; or

                  (vi) any sale, assignment, transfer, pledge, lease or other disposal of any individual asset of the Company with a value in excess of SEK 50,000 (or the equivalent thereof in any relevant currency as of the date hereof according to the selling exchange rates applied by SE-Banken); or

                  (vii) any increase in the rates of compensation (including bonuses) payable or to become payable to any employee, officer, agent, independent contractor or consultant, or any acceleration in the rate at which any such compensation accrues; or


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                  (viii)   any change of accounting methods, principles or
                           practices; or

                  (ix) any investment in fixed assets that exceed individually SEK 50,000 (or the equivalent thereof in any relevant currency as of the date hereof according to the selling exchange rates applied by SE-Banken); or

                  (x) any transactions other than in the ordinary course of business;

                  and the Sellers or the Company have not agreed or arranged to do any of the foregoing.

6.10.2            Since March 31, 2001

                  (i) the Business of the Company has been conducted in the ordinary course with a view to maintaining it as a going concern;

                  (ii) no contract or commitment has been entered into by or on behalf of the Company extending beyond the Closing Date, except normal commitments for the purchase of materials or supplies, and contracts involving materials or supplies made in the ordinary course of business;

                  (iii) the Company has not borrowed any additional funds from banks or other external sources (or in order to repay the Company's Payables), except as set forth in the Disclosure Letter.

6.11              Powers of Attorney and Bank Accounts


6.11.1 Schedule 6.11.1 lists all employees of the Company authorized to bind the Company with their signature and lists all employees of the Company authorized to instruct the movement of funds from the Company's bank accounts.

6.11.2 The Company has not given any power of attorney or other authority (expressed or implied) which is still outstanding to enter into any agreement or obligation or other transaction on its behalf or to bind it in any way, other than to its employees to enter into routine contracts in the ordinary and usual course of business.

6.11.3 Schedule 6.11.3, correctly, completely and up-to-date sets forth the name of each bank, savings institution or other person with which the Company has an account.

6.12              Agreements

6.12.1 All Material Agreements of the Company are listed and attached in Schedule 6.12.1 and are in full force and effect and the text of such agreements accurately reflects the contents of such agreements, except as set out in the Disclosure Letter.


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6.12.2            Neither any Seller nor the Company has received any notice that the Company is in default under any provision of any Material Agreement, and the Company has not received or given notice of termination of any Material Agreement, and the Company is not:

                  (i) in default under any provision of any Material Agreement, which default would adversely affect its business, properties or condition, financial or otherwise, and no event has occurred which, but for the passage of time or giving of notice, would constitute such a default;

                  (ii) a party to any agreement containing provisions for material price redetermination or price revision except for compensation for inflation, movements in exchange rates and discounts for bulk buying;

                  (iii) a party to any agreement or arrangement which is or could be contravening applicable laws on competition;

                  (iv) except as set forth in the Disclosure Letter, a party to or bound by any agreement, judgement or order under which the execution or performance of this Agreement (i) would give any other contracting party the right to terminate or change adversely the terms and conditions of such agreement, or (ii) would constitute a violation or default by the Company, or
                           (iii) would result in the creation of a lien or encumbrance on any assets or properties of the Company.

6.12.3 The Company has not sold any company, business, shares, real property or other asset where there are outstanding obligations or warranty undertakings (expressed or implied) on the part of the Company. Except as set forth in the Disclosure Letter, the Company has not entered into any agreements for contingent payment to any person or entity.

6.12.4 The Company has not paid any bribes or kickbacks to governmental officials, in Sweden or elsewhere, for any contracts or granting of any permits or licenses.

6.13              Insurance

6.13.1 The Company maintains policies of fire, theft, loss, disruption, product and general liability and other forms of insurance with reputable insurers which would reasonably be judged to be sound, covering its properties and assets to such extent, and against such losses and risks, as are generally maintained for comparable business and properties, and valid policies for such insurance are now and will be outstanding and duly in force on the Closing Date and for thirty (30) days thereafter.


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6.13.2            The Company is in compliance with all terms and conditions contained in the insurance policies and nothing has been done or omitted to be done which would make any policy or insurance void or voidable.

6.14              Environmental Matters

6.14.1 The Company is not and has not been in breach of any legislation, regulation, order or instructions applicable to environmental matters.

6.14.2 The Company has obtained all requisite permits or licences required by any relevant environmental laws for the Business and has complied in all respects with the conditions of those permits or licences. All current permits and licences are in full force and effect, copies of which are kept with the Company and attached as Schedule 6.14.2.

6.14.3 The Company has not, other than as permitted under applicable permits or licences held from time to time, disposed of, discharged, released, placed, dumped or emitted any solid or hazardous wastes, pollutants, contaminants, hazardous substances, petroleum substances or other dangerous substances on or from the land and premises on which it operates or has operated.

6.14.4 The Sellers or the Company have not received any formal or informal notice or other communication from which it appears that the Company may be or have been in violation of any environmental law or permit or licence, nor is there any actual or contingent obligation on the part of the Company to pay money (including damages and fines) or carry out any work (including clean-up) in relation to any hazardous substances, pollutants, contaminants on any onsite or offsite location (including air, ground, buildings and water), or to pay any such money or carry out any such work in order to be granted an extension or renewal of any existing permit or licence.

6.15              Intellectual Property

6.15.1 The Intellectual Property and Know-How of the Company is listed on Schedule 6.15.1. The Intellectual Property and Know-How listed on Schedule 6.15.1 are owned by or licensed to the Company, as described in Schedule 6.15.1 (indicating ownership or license rights) and not subject to any liens or encumbrances or the Company has the right to use the Intellectual Property and Know-How without payment of a licence fee or other obligation or liability to a third party. The Intellectual Property and Know-How used by the Company and which is listed on Schedule 6.15.1 is the Intellectual Property and Know-How required for the Business as presently conducted.

6.15.2 Neither any Sellers nor the Company have received any notice of any infringement by any third party of any Intellectual Property or Know-How owned by or licensed to the Company.


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6.15.3            The registrations of all registered Intellectual Property used in the Business of the Company are in force and the renewal fees for all such registrations have heretofore been paid.

6.15.4 There has not been presented to any Seller or the Company any claim, whether for infringement, damages or otherwise, made by any third party which relates to the use of Intellectual Property or Know-How by the Company.

6.15.5 The Company is not in breach of any licence or other agreement relating to Intellectual Property or Know-How.

6.15.6 Except as set forth in the Disclosure Letter, the Company has not granted, and is not obliged to grant, any licence or assignment in respect of any Intellectual Property or Know-How owned or used by it, and is not obliged to disclose any Intellectual Property or Know-How to any person.

6.15.7 All material computer software used by the Company in the Business operates substantially as intended and no defect or flaw interferes in any material respect with the operation thereof.

6.16              Employment and Pension Agreements and Labour Controversies


6.16.1            Schedule 6.16.1 lists all

                  (i)      collective bargaining agreements of the Company;

                  (ii) employment agreements with any employee at the Company with a basic salary in excess of SEK 750,000 per year (or the equivalent thereof in any relevant currency as of the date hereof according to the selling exchange rates applied by SEB);

                  (iii) compensation plans, bonus plans, profit-sharing plans, employee pension or retirement plans, group life insurance or other plans or liabilities except for statutory plans or arrangements providing for benefits to employees or former employees of the Company;

                  (iv) loans to employees, guarantees for liabilities of employees and payments or liabilities to any present or former employees of the Company.

6.16.2 No member of the management of the Company has given or received notice of termination of his employment in such capacity, and each person in the Key Management represents that he has no current intention of giving such notice.

6.16.3 Except as set out in Schedule 6.16.3, no employee of the Company is entitled to severance pay or similar termination indemnities in excess of three (3) months of salary.



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6.16.4            Except as may be required by law, the Company has not
                  undertaken to have any future obligation (whether current or contingent) to contribute to, and haves no liability with respect to any plan, agreement or arrangement which is an employment, consulting (in respect of a former employee) or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirements, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or vacation, or other employee benefit plan.

6.16.5 There are no controversies between the Company, and any of its employees, or any unresolved labour union grievances or unfair labour practices or labour arbitration proceedings pending or threatened relating to the business of the Company.

6.16.6 There have been no labour stoppages or labour walkouts which have occurred at the Company during the last twenty-four (24) months.

6.16.7 The Company has not received notice of any claim that it has not complied with any laws relating to the employment of labour, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination and employment safety, or that the Company is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

6.16.8 The consummation of the transactions contemplated by this Agreement will not (i) entitle any employee of the Company to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting of, or increase the amount of, compensation due to any such employee, or (iii) entitle any employee of the Company to terminate or shorten his employment.

6.16.9 Except as set forth in the Disclosure Letter, the Company is not liable to make any outstanding payment to a director, officer or employee or former director, officer or employee by way of damages or compensation for loss of office or employment or for redundancy or unfair or wrongful dismissal.

6.16.10 Except as set forth in the Disclosure Letter, there exists no agreement or arrangement between the Sellers or the Sellers Group and an employee or a director of the Company, under which such employee or director is entitled to a bonus or any other remuneration (monetary or non-monetary) which is conditional upon the consummation of the transactions contemplated by this Agreement.



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6.17              Compliance with Law

6.17.1 The Company has conducted its Business at all times in accordance with and has complied with applicable national and local laws relating to its operations and business except where failure to do so would not and does not have a material adverse effect on the Company.

6.17.2 The Company has not ever been subject to any liquidation or bankruptcy proceedings.

6.17.3 All necessary licenses, consents, permits and authorisations have been obtained by the Company to enable the Company to carry on the Business in the places and in the manner in which the Business is now conducted and all such licences, consents, permits and authorisations are valid and subsisting and have been complied with in all respects.

6.18              Litigation

6.18.1 There is no suit, administrative, arbitration or other legal proceedings (including but not limited to tax proceedings) pending or threatened against the Company, its business, properties or assets, and there is no such suit or proceedings pending or threatened by the Company against any other person.

6.18.2 No investigation or enquiry is being or has been conducted by any governmental, fiscal, regulatory or other body in respect of the affairs of the Company, and no Seller has received notice that such investigation is pending, threatened or expected.

6.19              Taxes

6.19.1 The Company has properly and timely filed with the appropriate tax authorities all tax returns and reports required to be filed for all tax periods ending prior to the Closing Date and such filings are true, correct and complete and all information required for a correct assessment of tax has been provided, and are not in default with payment of any Taxes due to any tax authority.

6.19.2 The income tax returns of the Company have been assessed and approved by the tax authorities through the taxable years up to and including those years required to be done and the Company is not subject to any dispute with any such authority.

6.19.3 All Taxes for the periods prior to the Closing Balance Sheet Date have been fully paid or fully provided for in the Accounts, and all Taxes for the periods after the Closing Balance Sheet Date and through the Closing Date have been fully paid or provided for on the books of the Company.


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6.19.4            There are no tax audits, disputes or litigation currently
                  pending with respect to the Company, and there is no basis for assessment of any deficiency in any Taxes against the Company which have not been provisioned for in the Accounts or which have not been paid.

6.19.5 The Company has not been involved in any transactions which could be considered as a tax evasion.

6.19.6 All transactions and agreements entered into by the Company with the Sellers or the Sellers Group have been made on terms and conditions which do not in any way deviate from what would have been agreed between independent parties (on an arm's length basis).

6.19.7 All losses for tax purposes incurred by the Company are trading losses and are available to be carried forward and set off against income in succeeding periods without limitation and are accepted by the relevant tax authorities, except as set forth in the Disclosure Letter.

6.19.8 The Company is not and has not been subject to any taxation outside Sweden.

6.20              The Business

6.20.1 Other than the transactions contemplated by this Agreement there are no transactions required in order for the Purchaser to acquire the Business of the Company, and the Purchaser will by the consummation of the transactions hereunder acquire such Business.

6.20.2 Except as set forth in the Disclosure Letter, the Company is not a party to or bound by any contract or agreement which limits the freedom of the Company to compete in any line of business or with any person or to transact business with any person or to freely use any information in its possession.

6.20.3 Except as set forth in the Disclosure Letter, the Company has not any interest in any other business entity or association or carries on, or has agreed to carry on, business in partnership or as an equity participant in a joint venture with any other person.

6.20.4 The Company is not a party to any transaction or arrangement which is not of an arm's length nature or not made in connection with its business.

6.20.5 Except as set forth in the Disclosure Letter, no encumbrance, charge or lien on the whole or any part of the business or assets of the Company is outstanding and there exists no agreement to create any such encumbrance, charge or lien.

6.20.6 The Company has not any outstanding offers which are capable of binding acceptance by any third party, except in the ordinary course of business.


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6.20.7            The Company is not bound by any agreement which the Company has acknowledged, in official company records or to third parties, cannot readily be fulfilled or performed by the Company on time, which could give rise to a claim on the Company in excess of SEK 100,000.

6.21              Relationship with the Sellers and its the Sellers Group

6.21.1 Except as set forth in the Disclosure Letter, the Sellers and the Sellers Group hereby release the Company and the Subsidiaries from any claims of any kind by, through and under the Sellers and the Sellers Group against the Company or the Subsidiaries, except for the Company's Payables.

6.21.2 In particular (and not in limitation of the generality of Section 6.21.1 above), the Sellers and the Sellers Group hereby release the Company and the Subsidiaries of any obligations under any agreements or arrangements between the Company or the Subsidiaries and the Sellers or the Sellers Group, any liabilities and obligations (contingent or otherwise) owed by the Company or the Subsidiaries to the Sellers or the Sellers Group, and any guarantees or similar commitments issued by the Company or the Subsidiaries for obligations owed by the Sellers or the Sellers Group, except as set forth in the Disclosure Letter.

6.21.3 No services which have heretofore been provided by the Sellers or the Sellers Group to the Company (except for the services provided by the Founders under their employment contracts with the Company) are necessary for the conduct of the Company's Business in the ordinary course.

6.21.4 No payments of any kind, including but not limited to management charges, have been made by the Company or the Subsidiaries to the Sellers or the Sellers Group, except for payments under contracts or arrangements made on an arm's length basis.

6.22              Information

6.22.1 Neither this Agreement nor any other document heretofore or hereafter provided to the Purchaser by or on behalf of the Sellers or the Company, contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact necessary to make the statements contained therein not misleading.

6.22.2 All original copies and other relevant documentation relating to agreements entered into by the Company, and other information which is material in relation to the activities of the Company and the Subsidiaries, including historical records, are true, accurate and complete in all material respects and kept in good order and are in the possession of the Company and have been made available to the Purchaser.


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6.23              Due Authority

6.23.1 Each Seller has all requisite power and authority and legal capacity to enter into this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by each Seller. This Agreement constitutes a valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

6.24              Guarantees

                  The Company is not a guarantor or otherwise liable for any liability or obligation of any other person or entity (including indebtedness for borrowed money), nor has the Company agreed to enter into such arrangement. No person or entity is a guarantor or otherwise liable for any liability or obligation (including indebtedness for borrowed money) of the Company.

6.25              Export Countries

6.25.1 The Company has not, at any time during the five years ending on the date of this Agreement, exported goods or services, except as set forth in the Disclosure Letter.

6.26 Each Seller severally represents and warrants to Purchaser as follows, except as otherwise set forth in the relevant section of the Disclosure Letter:

6.26.1 Foreign Nature of Seller. Such Seller is not a "U.S. Person" (a such term is defined in Regulation S), nor is Seller acquiring his, her or its Consideration Shares for the account or benefit of any U. S. Person (as so defined). The offer and sale of such Consideration Shares to such Seller has taken place outside of the United States of America or any of its territories or possessions (collectively, the "United States"), and such Seller has executed this Agreement outside of the United States. Such Seller represents and warrants that he, she or it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of his, her or its investment in the Consideration Shares being issued to him, her or it pursuant to this Agreement. He, she or it has had the opportunity, personally or through representatives, to obtain from Purchaser all information, to the extent possessed by Purchaser or reasonably obtainable by Purchaser, believed by such Seller to be necessary to evaluate the merits and risks of an investment in such Consideration Shares.

6.26.2 Absence of Market. Such Seller acknowledges that his, her or its Consideration Shares lack liquidity as compared with other private investments since they are subject to restrictions on transfer under applicable securities laws. Such Seller acknowledges that he, she or it must bear the economic risk of his, her or its investment in such Consideration Shares for an indefinite period of time since none of the Consideration Shares has been registered under


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                  the Securities Act and therefore cannot be sold (and such
                  Seller covenants that he, she or it will not sell, or engage in hedging activities prohibited by the Securities Act regarding, his, her or its Consideration Shares) unless such sale or hedging with respect to the Consideration Shares is subsequently registered or such Consideration Shares are sold in accordance with the resale limitations of Regulation S under the U. S. Securities Act of 1933, as amended (the "Securities Act"), or an exemption from registration is available. In order to effectuate the foregoing restrictions on resales and other transfers of the Consideration Shares, if any resale or other transfer is proposed to be made (other than pursuant to an effective registration statement under the Securities Act) prior to one year after the Closing Date, (1) in the case of a transfer made in reliance upon Regulation S
                  (a) Seller shall deliver to Purchaser a Transferor Representation Statement substantially in the form of Annex A hereto and (b) the transferee shall deliver to Purchaser a Transferee Representation Statement substantially in the form of Annex B hereto, or (2) in the case of any other transfer Seller shall provide Purchaser with an opinion of counsel reasonably satisfactory to Purchaser to the effect that registration of such sale or transfer is not required under the Securities Act.

6.26.3 Legend. It is understood and agreed that any certificate evidencing the Consideration Shares will bear the following legend:


                  "The Securities represented by this certificate (the "Securities") have not been registered under the United States Securities Act of 1933, as amended (the "Securities Act"), or any other securities laws, and may not be transferred except in accordance with the provisions of Regulation S (Section230,901 through Section230,905, and Preliminary Notes), pursuant to registration under the Securities Act or pursuant to an available exemption from registration. Hedging transactions involving the Securities may not be conducted other than in compliance with the Securities Act."

6.26.4 Investment Purposes. Such Seller hereby represents and warrants that he, she or it is acquiring his, her or its Consideration Shares for investment purposes only, for his, her or its own account, and not as nominee or agent for any other person or entity, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. He, she or it has no agreement or other arrangement with any person or entity to sell, transfer or pledge any part of such Consideration Shares and has no present intention to enter into any such agreement or arrangement.

6.26.5 Restricted Securities. Such Seller acknowledges that Purchaser is issuing the Consideration Shares to the Sellers without registration under the Securities Act. He, she or it further acknowledges that representatives of Purchaser have advised him, her or it that no state or federal agency or instrumentality has made any finding or determination as to the investment in such Consideration Shares, nor has any state or federal agency or instrumentality made any recommendation with respect to any purchase or investment in such Consideration Shares.


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6.27              Representations and Warranties as of the Closing Date

                  The representations and warranties given above shall be separate and independent.

                  All representations and warranties made by the Financial Shareholders, except for the representations and warranties in
                  Section 6.1 and 6.2, are qualified by Financial Shareholder's Knowledge, provided that Section 6.2.3 and Section 6.2.5 are qualified to each Financial Shareholder's Knowledge as it relates to a statement concerning another Seller.

7.                COVENANTS

                  Each of the Parties agree, in relation to the other Parties, if applicable, as follows:

7.1               PUBLICITY

                  Except in the case of announcements or disclosures made by Purchaser in the course of Purchaser's business development, which shall be done in Purchaser's sole discretion, for which the required consents are hereby given, no announcement concerning the transaction contemplated by this Agreement or any matter ancillary thereto shall be made by a Party, without the prior written consent of the Purchaser, EDP and the Founders, provided that nothing herein shall prevent either Party from making any announcement or filing required by law, regulations or by the rules and regulations of Nasdaq or any stock exchange to which it must adhere.

7.2               SECRECY

                  With the exception provided for the Purchaser pursuant to
                  Section 7.1 above, the Parties undertake not to, without the prior written consent of the other Parties, disclose the content or existence of this Agreement or any other agreement or information, whether written or oral, related to the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, provided that nothing herein shall prevent either Party from making any announcement or filing required by law, regulations or by the rules and regulations of Nasdaq or any stock exchange to which it must adhere.

7.3               LABOUR NOTIFICATION

                  The Sellers shall fulfil their respective information and negotiation obligations pursuant to applicable labour laws.



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7.4               FURTHER ASSURANCES

                  Each Party will provide such other information, and execute and deliver all such other and additional instruments, notices, releases, undertakings, consents and other documents, and will do all such other acts and things, as may be reasonably requested as necessary to assure all the rights and interest granted or intended to be granted under this Agreement.

7.5               COVENANTS OF THE SELLERS

7.5.1 Each Founder covenants to the Purchaser, its successors and assigns, that for a period of twelve (12) months from the Closing Date:

                  (a) he shall not, as principal, employer, shareholder, partner, employee or in any other or individual or representative capacity whatsoever, enter into, carry out or support, directly or indirectly, any activity which in any way may compete with any activity which is carried out by the Company;

                  (b) he shall not, directly or indirectly (with the exception of customary investments in mutual funds/unit trusts), acquire or own or become a partner or shareholder in any business, similar in nature and competitive to that of the Company, provided, however, that he may own less than five (5) percent in any company listed on any stock exchange;

                  (c) he shall neither personally or by agent or by letters, circulars or advertisements and whether himself or on behalf of any other person, firm or company induce or seek to induce a person who is an employee of the Company leave his employment with the Company nor knowingly employ or aid or assist in the employment of such an employee or a person employed by Company at any time during the month prior to the Closing Date.

7.5.2 The Sellers undertake not to make any unauthorized disclosure of any confidential information regarding the Company or its Business which pose the risk of causing damage to the competitive position of the Company. The Sellers shall ensure that their respective employees, consultants and Directors are made aware of this undertaking. "Confidential information" shall mean any information, technical, commercial or of any other kind, whether written or oral, except such information which is or will be publicly known or which has come to the public knowledge in any way other than through any of the Sellers breach of this undertaking.

7.5.3 As of the Closing Date, the Key Management shall enter into new employment agreements as set out in Schedule 7.5.3. The Founders agree that for a period extending from the Closing Date until the one year anniversary thereof, they will not make any transfer of the Consideration Shares, whether public or private, without the prior written consent of the


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                  Purchaser. However, so long as the transferee agrees in
                  writing to be bound by the provisions of this Agreement in the same manner as the transferring party is bound, each Founder and any permitted individual transferee of the Founder (collectively, the "Family Transferors") shall have the right to transfer any or all of such stockholders' respective Consideration Shares at any time during the restrictive period of this Section 7.5.3 to such Family Transferors' (a) spouse or (b) any of such Family Transferors' direct lineal descendants (including stepchildren), parents or siblings (collectively, the "Permitted Relatives").

7.6               PENALTY

                  Each time any Seller breaches any of the covenants in Sections
                  7.5.1 and 7.5.2 above, such Seller shall be liable to pay liquidated damages to the Purchaser amounting to SEK 1,500,000, provided always, however, that the Purchaser may claim larger damages upon proof that the actual injury corresponds to a greater amount than such agreed damages and without prejudice to the Purchaser's right to other remedies than damages. The ability to make a claim for liquidated damages under this Section 7.6 shall terminate twelve (12) months following the Closing Date.

8.                INDEMNIFICATION

8.1               INDEMNIFICATION BY THE SELLERS

8.1.1 Subject to the provisions of clause 8, each Seller shall be liable and shall indemnify and hold the Purchaser harmless in respect of all Losses (whether as a result of third party claims or otherwise) resulting from or incurred in connection with any breach of any representation or warranty made by any Seller in this Agreement. Any payment by any Seller pursuant to any claim shall be considered to be a reduction of the purchase price.

8.1.2 For purposes of this Section 8, notification of any claim shall only be valid if in writing and if it specifies in reasonable detail the nature of the breach and incorporates an estimate (based on all the facts known to the Purchaser as at that date) as to the potential liability of the Sellers.

8.2               TIME AND AMOUNT LIMITS FOR CLAIMS BY THE PURCHASER; RECOVERY

8.2.1 The liability of each Seller under this Agreement shall remain valid for a period of twelve (12) months following the Closing Date after which date no claims for Losses shall be made and no liability shall accrue to the Sellers under this Section 8. Notwithstanding the foregoing, the claim period and the Sellers' liability hereunder shall continue until all pending claims have been resolved. If a Loss has occurred before such date but the amount thereof cannot be quantified, the Purchaser may claim compensation, provided that the claim


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                  is made at any time within the aforementioned period and a quantified claim is made as soon as information is available of the amount.

8.2.2             Notwithstanding Section 8.2.1 above,

                  (i) the liability of the Sellers with respect to any breach of warranty in Section 6.20 (Taxes) shall remain valid until all assessments relating to events prior to the Closing Date are legally barred from being reviewed, or, if later, ninety (90) days after the date when the Taxes in issue have been finally determined by the relevant authorities; and

                  (ii) the liability of the Sellers with respect to any breach of warranty due to fraud or wilful misrepresentation on the part of Seller shall survive without termination.

8.2.3 The Sellers shall not be liable for a Loss unless and until the aggregate amount of liability for all such Losses shall exceed SEK 500,000 in which event the Sellers shall be liable for the full amount and not just the excess.

8.2.4 The maximum aggregate liability of each Seller in respect of all Losses (other than Losses caused by fraud or wilful misrepresentation on the part of Sellers) in connection with breach of representations and/or warranties made by each Seller under this Agreement shall be as follows:

                  (a) The Founders' joint and several liability shall not exceed one million U.S. dollars (US$1,000,000).

                  (b) The Financial Shareholders' joint and several liability shall, for a period of six (6) months following the Closing Date, not exceed two million eight hundred thirty-eight thousand one hundred seventy-three U.S. dollars (US$2,838,173); and for the period thereafter up to the first anniversary of the Closing Date shall not exceed five hundred sixty-seven thousand six hundred thirty-five U.S. dollars (US$567,635). Notwithstanding the foregoing, in no event shall Qino's aggregate liability exceed seven hundred seventy thousand three hundred twenty-seven U.S. dollars (US$770,327).

                  (c) The Other Shareholders' several liability shall not exceed forty-eight thousand five hundred twenty-eight U.S. dollars (US$48,528).

8.2.5 If a Loss is a tax-deductible cost (which deduction is actually utilised by the Company in the following taxation year), then the deductible Loss shall be reduced by the tax rate applicable in Sweden at the time of the reimbursement.

8.2.6 A Loss shall be reduced by the amount, if any, which the Company recovers regarding the Loss under a policy of insurance in force at the Closing Date or from a third party.


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8.2.7             The maximum aggregate liability of the Sellers in respect of all Losses caused by fraud or wilful misrepresentation on the part of Sellers in connection with breach of representations and/or warranties made by the Sellers under this Agreement shall be ten million U.S. dollars (US$10,000,000).

8.3               CERTAIN ESCROW ACCOUNT PROVISIONS

8.3.1 Each Seller shall, in the proportions set out in Schedule 3.1, deposit its respective Escrow Shares with the Escrow Agent.

8.3.2 In the event that Purchaser is entitled to recover from the Sellers for a claim for Loss in accordance with the terms of this Agreement, the Purchaser shall have as its first right of recovery for such claim for Loss the ability to receive that number of Escrow Shares equal to the amount of the Loss. In determining the number of Escrowed Shares to be released in such an instance, the value of one (1) Escrowed Share shall equal the Market Value of a share of the Purchaser's Common Stock at the time of final settlement and determination of the obligation of the Sellers to compensate the Purchaser for the Loss in question; provided, however, that the Market Value of a share of the Purchaser's Common Stock shall in no event ever be deemed to be less than US$5.88. The amount of the Loss shall be divided by the resultant value of one (1) Escrow Share to determine the number of Escrow Shares that should be released by the Escrow Agent. Upon final determination that a claim for Loss should be paid by the Sellers, the Purchaser and the Sellers shall deliver a joint written notice to the Escrow Agent that identifies the number of Escrow Shares that should be released in favour of the Purchaser as calculated in accordance with the foregoing provisions. Upon the expiration of the claim period allowed under Section 8.2 hereof together with any period needed to adjudicate claims, the Purchaser and the Sellers shall deliver a joint written notice to the Escrow Agent instructing the Escrow Agent to release the remaining Escrow Shares in accordance with the terms and conditions set forth in the Escrow Agreement.

8.4               CALCULATION AND PAYMENT OF AMOUNTS IN EXCESS OF ESCROW

8.4.1 In the event that Purchaser is entitled to recover from the Founders or the Financial Investors for a claim for Loss in accordance with this Agreement that is not covered by the amount of the Founders' or the Financial Investors' (as the case may be) Escrow Shares in the Escrow Account, the Purchaser shall make a claim in accordance with Section 8.1.2 hereof. Upon final settlement and determination of the Founders' or Financial Investors' obligation to compensate the Purchaser for the Loss in question, the Founders or Financial Investors shall have the option, subject to the limitation expressed in the Section 8, to pay to Purchaser:

                  (a)      an amount in cash equal to the amount of the Loss; or

                  (b) a number of Consideration Shares equal to the amount of the Loss.


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8.4.2             For purposes of calculating the number of Consideration Shares equal to the amount of the Loss as required under Section
                  8.4.1 (b) hereof, the value of one (1) Consideration Share shall equal the greater of (a) the Market Value of a share of Purchaser's Common Stock at the time of final settlement and determination of the obligation of the Founders or Financial Investors to compensate the Purchaser for the Loss in question or (b) US$5.88. The amount of the Loss shall be divided by the resultant value of one (1) Consideration Share to determine the number of Consideration Shares that should be delivered pursuant to section 8.4.1 (b) hereof.

8.5               INDEMNIFICATION BY THE PURCHASER

8.5.1 The Purchaser shall be liable and shall indemnify and hold the Sellers harmless in respect of all Losses (whether as a result of third party claims or otherwise) resulting from or incurred in connection with any breach of any representation or warranty made by Purchaser in Section 12 hereof.

8.5.2 For purposes of this Section 8, notification of any claim shall only be valid if in writing and if it specifies in reasonable detail the nature of the breach and incorporates an estimate (based on all the facts known to the Sellers as at that date) as to the potential liability of the Purchaser and is made as soon as reasonably practicable after the Seller becomes aware of such claim.

8.5.3 The liability of the Purchaser under this Agreement shall remain valid for a period of twelve (12) months following the Closing Date after which date no claim for Losses shall be made and no liability shall accrue to the Purchaser under this
                  Section 8. If a Loss has occurred before such date but the amount thereof cannot be quantified, the Sellers may claim compensation, provided that the claim is made at any time within the aforementioned period and a quantified claim is made as soon as information is available of the amount.

8.5.4 The Purchaser shall not be liable for a Loss unless and until the aggregate amount of liability for all such Losses shall exceed SEK 500,000 in which event the Purchaser shall be liable for the full amount and not just the excess.

8.5.5 The maximum aggregate liability of the Purchaser in respect of all Losses in connection with breach of representations and/or warranties made by the Purchaser under Section 12 under this Agreement, except in the event of fraud or wilful misrepresentation, shall, for a period of six (6) months following the Closing Date be limited to three million nine hundred thousand U.S. dollars (US$3,900,000), and for the period thereafter up to the first anniversary of the Closing Date not exceed one million five hundred sixty-four thousand two hundred twenty-two U.S. dollars (US$1,564,222).

8.5.6 The maximum aggregate liability of the Purchaser in respect of all Losses caused by fraud or wilful misrepresentation on the part of Purchaser in connection with breach of


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                  representations and/or warranties made by the Purchaser under this Agreement shall be ten million U.S. dollars
                  ($10,000,000).

9.       INDEMNITIES

9.1 The Sellers shall, jointly and severally, be liable and shall indemnify and hold the Purchaser harmless in respect of all claims, losses, damages, liabilities and expenses incurred by the Purchaser, the Company or the Subsidiaries (including, without limitation, settlement costs and any reasonable legal, accounting and other expenses for investigation or defending any actions or threatened actions) resulting from or in connection with (i) claims in relation to any and all loans granted by the Company to any employee in connection with his or her acquisition of warrants or other securities in the Company, and/or (ii) claims in relation to the Company's application for registration of a trademark in Brazil.

9.2 In the event the Sellers deliver at least 90.1 %, but less than all, of the issued and outstanding Shares at Closing, the Founders and the Financial Shareholders agree, jointly and severally, to pay any and all claims, losses, damages, liabilities and expenses incurred by the Purchaser, the Company or the Subsidiaries (including, without limitation, settlement costs and any reasonable legal, accounting and other expenses for investigation or defending any actions or threatened actions) including any amounts for consideration in excess of the per share consideration amount as set out in Schedule 9.2 or other actions taken to effectuate the acquisition (compulsory or otherwise) of all of the remaining issued and outstanding Shares and all rights therein.

9.3 The Sellers shall, jointly and severally, be liable and shall indemnify and hold the Purchaser harmless in respect of all claims, losses, damages, liabilities and expenses incurred by the Purchaser, the Company or the Subsidiaries (including, without limitation, settlement costs and any reasonable legal, accounting and other expenses for investigation or defending any actions or threatened actions) resulting from or in connection with any claims regarding the Company's failure to pay pension contributions in accordance with the Company's pension scheme as set out in Schedule 9.3.

9.4 Any time, amount or threshold amount limitations agreed regarding the Sellers' obligations to indemnify the Purchaser in Section 8 of this Agreement is not applicable to the indemnifications in this Section 9.


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10.               MISCELLANEOUS

10.1              AMENDMENTS

                  No amendment to this Agreement shall be effective against any Party to this Agreement unless made in writing and signed by all Parties to the Agreement.

10.2              WAIVER

                  The failure of any Party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of any right hereunder, nor shall it deprive that Party of the right thereafter to insist upon the strict adherence to that term or any other terms of this Agreement.

10.3              PARTIES IN INTEREST

                  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and may not be assigned to any other party, without the prior written consent of the other Parties.

10.4              COSTS

                  The Sellers and the Purchaser will each bear its own fees and expenses, including but not limited to legal fees, brokerage, bank or other fees and expenses, incurred in connection with the negotiation, preparation and execution of this Agreement and the transaction contemplated hereby; provided, however, that the Sellers shall bear all costs of the services provided by Kilpatrick Stockton LLP except for an amount of US$40,000 to be paid by the Company (the Company will not be invoiced for more than US$40,000 inclusive of VAT) and the Purchaser shall bear the costs associated with any stamp duty to be paid as a consequence of this transaction and the establishment and administration of the Escrow Accounts, including any costs and fees owed to the Escrow Agent.

10.5              SCHEDULES AND HEADINGS

                  All of the Schedules attached hereto are a part of this Agreement and all of the matters contained therein are incorporated herein by reference. The descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only and do not constitute part of this Agreement.

10.6              COUNTERPARTS

                  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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10.7              SURVIVAL OF REPRESENTATIONS AND WARRANTIES

                  All Representations, Warranties and Covenants contained in, or obligations imposed by, this Agreement, shall survive Closing and continue in full force and effect notwithstanding Closing, except those obligations to be performed on or prior to Closing but only to the extent that they have been so performed and in any event only for the claim periods specified in Section 7 and 8 hereof, where applicable. Notwithstanding the foregoing, the Sellers' obligations under
                  Section 9 shall survive Closing indefinitely.

10.8              SEVERABILITY

                  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.9              NOTICES

                  All notices, requests, demands and other communications under this Agreement shall be made in writing and sent to a Party at its address and for the attention of the individual set out below:

                  If to the Sellers:

                  On behalf of the Founders:
                  Name:                Thomas Ekerborn
                  Address:             Bromsbodavagen 39, 4tr
                                       194 42 Upplands Vasby
                                       Sweden

                  On behalf of the Financial Investors:
                  Name:                Kilpatrick Stockton LLP
                                       Attn: Torbjorn Hultsberg
                  Address:             68 Pall Mall
                                       London SW1Y 5ES

                  On behalf of the Other Shareholders:
                  Name:                Niclas Johansson
                  Address:             c/o IdeKapital AB
                                       Biblioteksgatan 12, 2 tr
                                       114 87 Stockholm


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                  If to the Purchaser:
                  -------------------
                  Company:             SignalSoft Corporation
                  Att:                 Director, Legal Counsel
                  Address:             1495 Canyon Boulevard
                                       Boulder, CO 80302 USA

                  or to such other address or to such other person as a Party hereto shall have last designated by notice to the other Party in accordance with the terms in this Section 9.9. Notice shall be sent by overnight courier or facsimile and shall be deemed to have been received on the date reflected in the records of the overnight courier or on the date indicated in the facsimile confirmation, respectively.

11.               GOVERNING LAW AND ARBITRATION

11.1              GOVERNING LAW

                  This Agreement shall be governed by and construed in accordance with the laws of Sweden without giving effect to the conflicts of law principles thereof; provided, however, that the rights and obligations of the Parties under Section 12 of the Agreement, the Sellers' representations and warranties under Sections 6.26 of the Agreement, the Escrow Agreement and the issuance of the Consideration Shares shall be governed by and construed in accordance with the laws of the State of Colorado, USA and the United States federal law without giving effect to conflicts of law principles.

11.2              ARBITRATION

11.2.1 Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, which is brought by Purchaser against the Sellers shall, with the exclusion of the ordinary courts, be referred to and finally settled by arbitration in accordance with the Rules of the Arbitration Institute of the Stockholm Chamber of Commerce and applying the governing law provisions set forth in Section 11.1 hereof. The arbitral tribunal shall be composed of three arbitrators, one appointed by the Purchaser, one by the Sellers and the third by the Arbitration Institute in accordance with said rules.

11.2.2 Any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, which is brought by the Sellers against the Purchaser shall, with the exclusion of the ordinary courts, be referred to and finally settled by arbitration in accordance with the Rules of Arbitration of the American Arbitration Association applying the governing law provisions set forth in Section 11.1 hereof. The arbitral tribunal shall be composed of three arbitrators, one appointed by the Purchaser, one


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                  by the Sellers and the third by the American Arbitration
                  Association in accordance with said rules.

11.2.3            The proceedings and award shall be in the English language.

11.2.4 The place of arbitration in the event of arbitration brought under Section 11.2.1 shall be Stockholm, Sweden, and the place of arbitration in the event of arbitration brought under
                  Section 11.2.2 shall be Boulder, Colorado.


12.               PURCHASER'S WARRANTIES

12.               PURCHASER'S WARRANTIES

12.1 The Purchaser warrants and represents to each Seller that each of the following warranties and representations is true, accurate and not misleading at the Closing Date (unless otherwise stated herein). The representations and warranties given below shall be separate and independent.

12.2 The Purchaser hereby warrants, represents and undertakes to each of the Sellers as of the Closing Date as follows:

12.2.1 it has all requisite power and authority to execute deliver and perform this Agreement. This Agreement has been duly authorized, executed and delivered by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser and is enforceable in accordance with its terms subject to bankruptcy, insolvency, reorganisation, moratorium or other similar laws in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to general principles of equity;

12.2.3 the execution, delivery or performance of this Agreement by the Purchaser will not:

                  (a) result in a breach of the articles of association, bylaws and other corporate documents of the Purchaser;

                  (b) result in a breach or constitute a default under any instrument to which the Purchaser is a party or to which it might be bound;

                  (c) result in a breach of any order judgement or decree of any court or governmental agency to which the Purchaser is a party; and

                  (d)      require the consent of any third party;

12.2.4 the Purchaser is acting as principal and not as agent or broker for any other person and following Closing no person other than the Purchaser will be interested in the Shares;


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12.2.5            The authorized capital stock of the Purchaser consists of
                  65,000,000 shares of common stock, par value $0.001 per share, of which 23,597,045 shares are issued and outstanding at close of business on May 22, 2001 (exclusive of the shares to be issued to the Sellers) and constitute the Purchaser's Common Stock.

12.2.6 The Consideration Shares, when issued, shall be duly authorized, validly issued, fully paid and non-assessable, free of any pre-emptive rights and issued in accordance with applicable law.

12.2.7 The Purchaser has filed all forms, reports and documents required to be filed by the Purchaser with the US Securities and Exchange Commission ("SEC") since the effective date of the registration statement of the Purchaser's initial public offering and has made available to the Sellers such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents are referred to herein as the "SEC DOCUMENTS". As of their respective dates, the SEC Documents (i) were prepared in accordance with the requirements of the US Securities Act of 1933, or the US Securities Exchange Act of 1934, as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Documents and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Purchaser SEC Document. None of the Purchaser's subsidiaries is required to file any forms, reports or other documents with the SEC. The Purchaser has heretofore furnished to the Sellers a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments that previously had been filed by the Purchaser with the SEC pursuant to the US Securities Act of 1933 or the US Securities Exchange Act of 1934, as applicable.

12.2.8 Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the SEC Documents (the "PURCHASER FINANCIALS") (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles ("US GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or 8-K or any successor form under the US Securities Exchange Act of 1934) and (iii) fairly presented the consolidated financial position of the Purchaser and its subsidiaries as at the respective dates thereof and the consolidated results of the Purchaser's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of the Purchaser contained in the SEC Documents as of March 31, 2001 is hereinafter referred


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                  to as the "PURCHASER BALANCE SHEET." Except as disclosed in the Purchaser Financials, since the date of the Purchaser Balance Sheet, neither the Purchaser nor any of its subsidiaries has any known liabilities required under US GAAP to be set forth on a balance sheet (absolute, accrued, contingent or otherwise) that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Purchaser and its subsidiaries taken as a whole, except for such liabilities that have been incurred (i) since the date of the Purchaser Balance Sheet in the ordinary course of business consistent with past practices and (i) in connection with this Agreement.

12.2.9 Taking into account the information contained in the SEC Documents, no representation or warranty by the Purchaser in this Agreement or in any written statement or certificate furnished to Purchasers at the Closing in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made not misleading in light of the circumstances under which they were made.

                                 ---------------


IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Date: 25 May 2001

FOUNDERS                                   SIGNALSOFT CORPORATION


-----------------------                    -----------------------
Hagge Rilegard                             David Hose
                                           President and Chief Executive Officer

-----------------------
Thomas Ekenborn

-----------------------
Lars Bystrom

                   Share Purchase Agreement - mobilePosition


EUROPEAN DIGITAL PARTNERS LTD

-----------------------
Bengt Myhrman

QINO FLAGSHIP LTD

-----------------------
Gerald Horhan

ALPHA VENTURE CAPITAL FUND MANAGEMENT S.A.


-----------------------
Johann G. Johannesson

DELPHI PRIVATE PLACEMENT SWEDEN AB


-----------------------
Hagge Rilegard by proxy

DELPHI PRIVATE PLACEMENT GROUP AB

-----------------------
Hagge Rilegard by proxy

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                   Share Purchase Agreement - mobilePosition

EUROPEAN MEDIA VENTURES AS

-----------------------
Patrik von Schenk

                                     Annex A

                       TRANSFEROR REPRESENTATION STATEMENT

Transferor:                ______________________________
Transferee:                ______________________________
The Company:               ______________________________
Securities:                ______________________________
Amount:                    ______________________________ (the "Securities")
Date:                      ______________________________


In connection with the transfer of the Securities, the undersigned Transferor hereby represents and warrants to SignalSoft Corporation (the "Company") that:

1. The Transferor understands that the transfer of the Securities contemplated hereby is being made in reliance upon Regulation S ("Regulation S") under the United States Securities Act of 1933, as amended (the "Securities Act").

2. The Transferor has not engaged in any "directed selling efforts" (as such term is defined in Regulation S) in connection with this transfer of the Securities.

3. If the Transferor is a "distributor" (as such term is defined in Regulation S), a "dealer" (as such term is defined in Section 2(a)(12) of the Securities Act), or a person receiving a selling concession, fee or other remuneration in respect of the Securities or the transfer of the Securities contemplated hereby is made to a known dealer or other person receiving a selling concession, fee or other remuneration in respect of the Securities , then the Transferor has sent to the Transferee a notice to the effect that (a) the Securities can be offered and sold only in accordance with Regulation S, pursuant to a registration statement which has been declared effective under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act and (b) the Transferee shall not engage in hedging transactions with respect to the Securities other than in compliance with the Securities Act.

4. If the Transferor is a director or officer of the Company or a distributor (as such term is defined in Regulation S), the Transferor affirms that the Transferor is an affiliate of the Company or such distributor, as the case may be, solely by virtue of such position and that no selling concession, fee or other remuneration , other than the usual or customary broker's commission, has been paid in connection with the offer or sale of the Securities.

                                         TRANSFEROR

                                         By       ______________________________
                                                  Name:
                                                  Title:

                                     Annex B

                       TRANSFEREE REPRESENTATION STATEMENT

Transferor:                ______________________________
Transferee:                ______________________________
The Company:               ______________________________
Securities:                ______________________________
Amount:                    ______________________________ (the "Securities")
Date:                      ______________________________


In connection with the transfer of the above-referenced Securities, the undersigned Transferee hereby represents and warrants to, and agrees with, SignalSoft Corporation (the "Company") that:

1. The Transferee understands that the transfer of the Securities contemplated hereby is being made in reliance upon Regulation S ("Regulation S") under the United States Securities Act of 1933, as amended (the "Securities Act").

2. The Transferee understands that the Securities have not been registered under the Securities Act or any other applicable securities law, and may not be offered, sold, transferred, pledged, hypothecated or otherwise disposed of other than pursuant to a registration statement which has been declared effective under the Securities Act or an exemption from the registration requirements of the Securities Act or in accordance with the provisions of Regulation S.

3. The Transferee understands that such exemption afforded by Regulation S is only available for offers and sales of securities outside of the United States of America and its territories and possessions (the "US") and affirms that the offer and sale of the Securities has taken place outside of the US. The Transferee further agrees that it will not (a) resell the Securities other than pursuant to a registration statement which has been declared effective under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act or in accordance with the provisions of Rules 904 and 905 of Regulation S or (b) engage in any hedging transactions with respect to the Securities other than in compliance with the Securities Act.

4. The Transferee is not a "U.S. person" (as such term is defined in Regulation S), nor is the Transferee acquiring the Securities for the account or benefit of a "U.S. person" (as so defined).

5. The Transferor, not the Company, is transferring the Securities and any information the Transferee may have received in connection with the transfer contemplated hereby was provided to the Transferee by the Transferor, for the benefit of the Transferor, and not by or for the benefit of the Company. The sale of the Securities was negotiated between the Transferor and the Transferee, without any assistance from the Company.

6. The Transferee authorizes the Company and its agents to place on any certificate evidencing the Security a legend in the form specified below:

                   Share Purchase Agreement - mobilePosition

         "The Securities represented by this certificate (the "Securities") have not been registered under the United States Securities Act of 1933, as amended (the "Securities Act"), or any other securities laws, and may not be transferred except in accordance with the provisions of Regulation S (Section230,901 through Section230,905, and Preliminary Notes), pursuant to registration under the Securities Act or pursuant to an available exemption from registration. Hedging transactions involving the Securities may not be conducted other than in compliance with the Securities Act."

                                            TRANSFEREE

                                            By       ___________________________
                                                     Name:
                                                     Title: